Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Diversified International Fund of our report dated December 14, 2012, on the financial statements and financial highlights included in the October 31, 2012 Annual Report to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 6, 2013